Exhibit 5.1

[ORACLE LETTERHEAD]

December 18, 2015

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 18, 2015, in connection with the registration under the Securities Act of 1933, as amended, of 36,634 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards and restricted stock grants assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of December 16, 2015 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC and Sterling Acquisition Corporation, each a subsidiary of the Company, StackEngine, Inc. (“StackEngine”) and certain other parties thereto. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of StackEngine under the StackEngine, Inc. 2014 Equity Incentive Plan, as Amended and Restated on December 14, 2015 (the “StackEngine Stock Plan”) and Restricted Stock granted under (i) the Restricted Stock Purchase Agreements, between StackEngine, Inc. and certain recipients, dated as of May 23, 2014 and amended as of June 25, 2014, and (ii) the Restricted Stock Purchase Agreements, between StackEngine, Inc. and certain recipients in connection with the early exercise of stock options granted under the StackEngine Stock Plan (together, the “Restricted Stock Purchase Agreements”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the StackEngine Stock Plan or the Restricted Stock Purchase Agreements and the Merger Agreement, as applicable, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Assistant Secretary